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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CALLON PETROLEUM COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD THURSDAY, MAY 5, 2005
SOLICITATION AND REVOCABILITY OF PROXIES
VOTING REQUIREMENTS
QUORUM AND OTHER MATTERS
BENEFICIAL OWNERSHIP OF SECURITIES
PROPOSAL I
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
AGGREGATED OPTION EXERCISES IN 2004 AND OPTION VALUES AT DECEMBER 31, 2004
PERFORMANCE GRAPH
PROPOSAL II
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SHAREHOLDERS’ PROPOSALS FOR 2006 ANNUAL MEETING
FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS
OTHER BUSINESS

CALLON PETROLEUM COMPANY

200 NORTH CANAL STREET
NATCHEZ, MISSISSIPPI 39120

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 5, 2005

To the Shareholders of
   Callon Petroleum Company (the “Company”):

     Notice is hereby given that the Annual Meeting of Shareholders (the “Annual Meeting”) of the Company will be held in Natchez, Mississippi, on Thursday, May 5, 2005, at 9:00 a.m., in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120, for the following purposes:

1.	To elect two Class II directors to hold office until the 2008 Annual Meeting of Shareholders and to elect one Class III director to hold office until the 2006 Annual Meeting of Shareholders;

2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

     Shareholders of record at the close of business on March 25, 2005 will be entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or adjournments thereof.

     Shareholders are cordially invited to attend the Annual Meeting in person. Those individuals who will not attend and who wish for their shares to be voted are requested to sign, date and mail promptly the enclosed proxy card for which a postage-prepaid return envelope is provided.

By Order of the Board of Directors

/s/ Robert A. Mayfield

Robert A. Mayfield Corporate Secretary

Natchez, Mississippi
April 13, 2005

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. IF YOU CANNOT ATTEND, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE RETURN ENVELOPE ENCLOSED FOR YOUR USE. NO POSTAGE IS REQUIRED IF THE ENVELOPE IS MAILED IN THE UNITED STATES.

PROXY STATEMENT

_____________________

CALLON PETROLEUM COMPANY
200 North Canal Street
Natchez, Mississippi 39120
(601) 442-1601
_________________

ANNUAL MEETING OF SHAREHOLDERS
THURSDAY, MAY 5, 2005
_________________

SOLICITATION AND REVOCABILITY OF PROXIES

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Callon Petroleum Company, a Delaware corporation (the “Company”), from holders (“Shareholders”) of the common stock, $.01 par value per share (“Common Stock”), of the Company for use at the Annual Meeting of Shareholders of the Company to be held on Thursday, May 5, 2005, at 9:00 a.m., in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120, and at any adjournment or adjournments thereof (such meeting or adjournment thereof is referred to herein as the “Annual Meeting”), for the purpose of considering and voting upon the matters set forth in the accompanying Notice of Annual Meeting of Shareholders (“Notice”).

     A proxy in the form accompanying this Proxy Statement (each a “Proxy”), when properly executed and returned, will be voted in accordance with the directions specified on the Proxy, and otherwise in accordance with the judgment of the persons designated therein as proxies. Any Proxy which does not withhold authority to vote or on which no other instructions are given will be voted for the election of the nominees named herein to the Board of Directors and in favor of the other proposals set forth in the Notice. Any Proxy may be revoked at any time before it is exercised by delivering, to the Secretary of the Company, written notice of revocation or a duly executed Proxy bearing a later date, or by voting in person at the Annual Meeting.

     This Proxy Statement and the accompanying Notice and form of Proxy are being mailed to Shareholders on or about April 13, 2005. The Annual Report for the Company’s fiscal year ended December 31, 2004 is also being mailed to Shareholders contemporaneously with this Proxy Statement, although the Annual Report does not form a part of the material for the solicitation of Proxies.

     Proxies will be solicited primarily by mail, but employees of the Company may also solicit Proxies in person or by telephone. Arrangements may be made with brokerage firms or other custodians, nominees, and fiduciaries to send proxy materials to the beneficial owners of the Common Stock of the Company. All costs incurred in the solicitation of Proxies will be borne by the Company.

Matters to be Considered at the Annual Meeting

     Unless otherwise indicated, Proxies in the form enclosed that are properly executed, duly returned, and not revoked will be voted in favor of (1) the election of two Class II director nominees and one Class III director nominee to the Board of Directors named herein, and (2) the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2005.

     The Board of Directors is not presently aware of other proposals that may be brought before the Annual Meeting. In the event other proposals are brought before the Annual Meeting, the persons named in the enclosed Proxy will vote in accordance with what they consider to be in the best interests of the Company and its Shareholders.

VOTING REQUIREMENTS

     The Board of Directors has fixed the close of business on March 25, 2005 as the record date (the “Record Date”) for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting. A complete list of all Shareholders entitled to vote at the Annual Meeting will be open for examination by any Shareholder during normal business hours for a period of ten days prior to the Annual Meeting at the offices of the Company, 200 North Canal Street, Natchez, Mississippi 39120. Such list will also be available at the Annual Meeting and may be inspected by any Shareholder who is present. On the Record Date, the Company’s outstanding voting securities consisted of 17,720,866 shares of Common Stock. Holders of Common Stock will be entitled to one vote per share of Common Stock held of record on the Record Date for each proposal to be presented at the Annual Meeting.

QUORUM AND OTHER MATTERS

     The holders of a majority of the total shares of Common Stock issued and outstanding on the Record Date, whether present in person or represented by Proxy, will constitute a quorum for the transaction of business at the Annual Meeting. For purposes of determining whether a quorum is present under Delaware law, broker non-votes and abstentions count towards the establishment of a quorum. The election of directors requires the favorable vote of the holders of a plurality of shares of Common Stock present and voting, in person or by Proxy, at the Annual Meeting. Abstentions and broker non-votes have no effect on determinations of plurality except to the extent that they affect the total votes received by any particular candidate. A majority of the votes represented by the Shareholders present at the Annual Meeting, in person or by proxy, is necessary for ratification of the appointment of the Company’s independent registered public accounting firm. Abstaining shares will be considered present at the Annual Meeting for this matter so that the effect of abstentions will be the equivalent of a “no” vote. With respect to broker non-votes, the shares will not be considered present at the Annual Meeting for this matter so that broker non-votes will have the practical effect of reducing the number of affirmative votes required to achieve a majority vote by reducing the total number of shares from which the majority is calculated.

BENEFICIAL OWNERSHIP OF SECURITIES

Management and Principal Shareholders

     The following table sets forth, as of the Record Date, certain information with respect to the ownership of shares of Common Stock held by (i) all persons known by the Company to be the beneficial owners of 5% or more of the outstanding Common Stock, (ii) each director, (iii) each nominee for director, (iv) each of the executive officers named in the Summary Compensation Table, and (v) all executive officers and directors of the Company as a group. Information set forth in the table with respect to beneficial ownership of Common Stock has been obtained from filings made by the named beneficial owners with the Securities and Exchange Commission (“Commission”) as of the Record Date or, in the case of executive officers and directors of the Company, has been provided to the Company by such individuals. Holders of the Company’s $2.125 Convertible Exchangeable Preferred Stock (“Preferred Stock”) are not entitled to vote at the Annual Meeting.

	Common Stock
	Beneficial
Name and Address of	Ownership
Beneficial Owner	(a)		Percent

Directors:
John S. Callon	144,437	(b)	*
Fred L. Callon	620,717	(c)	3.45%
Robert A. Stanger	104,778	(d)	*
John C. Wallace	1,920,312	(e)	10.78%
Kings Scholars House
230 Vauxhall Bridge Road
London, SW1V 1AU, United Kingdom
B. F. Weatherly	97,933	(f)	*
Richard O. Wilson	149,568	(g)	*
L. Richard Flury	—		*
Named Executive Officers:
John S. Weatherly	277,192	(h)	1.55%
Stephen F. Woodcock	128,114	(i)	*
Thomas E. Schwager	26,354	(j)	*
Rodger W. Smith	51,813	(k)	*
Directors and Executive Officers:
As a Group (13 persons)	3,648,307	(l)	19.32%
Certain Beneficial Owners:
Ganger Rolf ASA	1,779,386	(m)	10.04%
Fred Olsensgate 2
0152 Oslo, Norway
Bonheur ASA	1,779,386	(m)	10.04%
Fred Olsensgate 2
0152 Oslo, Norway
Wellington Management Company, LLP	1,517,900	(n)	8.57%
75 State Street
Boston, MA 02109
Franklin Resources, Inc.	1,537,500	(o)	7.98%
One Franklin Parkway
San Mateo, CA 94403
Dimensional Fund Advisors Inc.	1,351,100	(p)	7.62%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401
Palo Alto Investors, LLC	887,600	(q)	5.01%
470 University Avenue
Palo Alto, CA 94301

*	Less than 1%

(a)	Unless otherwise indicated, each of the persons listed in the following table may be deemed to have sole voting and dispositive power with respect to such shares. Beneficial ownership does not include the 2004 restricted stock awards due to lack of voting and disposition power.

(b)	Of the 144,437 shares beneficially owned by John S. Callon, 104,437 are owned directly by him; 5,000 shares are subject to options under the Company’s 1994 Stock Incentive Plan (“1994 Plan”)

exercisable within 60 days; 30,000 shares are subject to options under the Company’s 1996 Stock Incentive Plan (“1996 Plan”) exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days. Shares indicated as owned by John S. Callon do not include 53,501 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.

(c)	Of the 620,717 shares beneficially owned by Fred L. Callon, 251,715 shares are owned directly by him; 92,170 shares are held by him as custodian for certain minor Callon family members; 10,915 shares are owned within the Company’s Employee Savings and Protection Plan; and 265,917 shares are subject to options under the 1996 Plan exercisable within 60 days. Shares indicated as owned by Fred L. Callon do not include 24,904 shares of Common Stock owned by his wife over which he disclaims beneficial ownership.

(d)	Of the 104,778 shares beneficially owned by Robert A. Stanger, 14,778 are owned directly by him; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days.

(e)	Of the 1,920,312 shares beneficially owned by John C. Wallace, 50,926 shares are owned directly by him; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days; and 1,779,386 shares are owned by Ganger Rolf ASA (“Ganger Rolf”) and Bonheur ASA (”Bonheur”). Mr. Wallace disclaims beneficial ownership of the shares of Common Stock owned by Ganger Rolf and Bonheur. See note (m).

(f)	Of the 97,933 shares beneficially owned by B. F. Weatherly, 6,288 shares are owned directly by him; 1,645 shares are held in joint tenancy with his wife; 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days.

(g)	Of the 149,568 shares beneficially owned by Richard O. Wilson, 25,000 shares are subject to options under the 1994 Plan exercisable within 60 days; 60,000 shares are subject to options under the 1996 Plan exercisable within 60 days; 5,000 shares are subject to options under the 2002 Plan exercisable within 60 days; 48,886 shares are held in a family limited partnership; and 10,682 shares are issuable upon conversion of 4,700 shares of Preferred Stock.

(h)	Of the 277,192 shares beneficially owned by John S. Weatherly, 52,221 are owned directly by him; 109 shares are held as custodian for his minor child; 9,195 shares are owned within the Company’s Employee Savings and Protection Plan; and 215,667 shares are subject to options under the 1996 Plan exercisable within 60 days.

(i)	Of the 128,114 shares beneficially owned by Stephen F. Woodcock, 2,855 are owned directly by him; 6,759 shares are owned within the Company’s Employee Savings and Protection Plan; 104,000 shares are subject to options under the 1996 Plan exercisable within 60 days; and 14,500 shares are subject to options under the 2002 Plan exercisable within 60 days.

(j)	Of the 26,354 shares beneficially owned by Thomas E. Schwager, 3,651 are owned directly by him; 703 shares are owned within the Company’s Employee Savings and Protection Plan; and 22,000 shares are subject to options under the 1996 Plan exercisable within 60 days.

(k)	Of the 51,813 shares beneficially owned by Rodger W. Smith, 6,813 shares are owned within the Company’s Employee Savings and Protection Plan; and 45,000 shares are subject to options under the 1996 Plan exercisable within 60 days.

(l)	Includes 119,000 shares subject to options under the 1994 Plan, exercisable within 60 days; 986,451 shares subject to options under the 1996 Plan exercisable within 60 days; 48,867 shares are subject to options under the 2002 Plan exercisable within 60 days; 42,754 shares are owned within the Company’s Employee Savings and Protection Plan; and 10,682 shares issuable upon conversion of 4,700 shares of Preferred Stock.

(m)	As disclosed on a Schedule 13D/A filed with the Commission on March 6, 2002, by Ganger Rolf, Bonheur, AS Quatro (“Quatro”), and Invento AS (“Invento”). On August 28, 2000, Ganger Rolf

and Bonheur jointly purchased from Fred. Olsen Energy ASA (“F.O. Energy”) an aggregate of 1,839,386 shares of Common Stock. Ganger Rolf and Bonheur reported that they possessed shared voting and dispositive power with respect to, all of the 1,839,386 shares of Common Stock formerly owned by F.O. Energy. F.O. Energy no longer owns any Common Stock. Quatro is the owner of 21.3% of the outstanding capital stock of Bonheur, and Invento is the owner of 20.8% of the outstanding capital stock of Bonheur. Quatro and Invento disclaim beneficial ownership of the shares of Common Stock owned by Ganger Rolf and Bonheur. John C. Wallace, one of our directors, is a director of Ganger Rolf and Bonheur, as well as other companies associated with Ganger Rolf and Bonheur. The principal business address and principal executive offices of Quatro and Invento are located at Hvitstenveien 11, 1545 Hvitsten, Norway.

In June 2004, the F. O. Energy stock certificate for the 1,839,386 shares was cancelled and reissued to Ganger Rolf and Bonheur for 919,693 shares each. Subsequent to the filing of the Schedule 13D/A and the certificate reissue, Ganger Rolf and Bonheur each disposed of 30,000 shares.

(n)	Information is based upon a Schedule 13G/A filed with the Commission on February 14, 2005 by Wellington Management Company, LLP (“Wellington”). In this Schedule 13G/A, Wellington represents that it has shared voting power with respect to 835,800 shares and shared dispositive power with respect to 1,517,900 shares of Common Stock.

(o)	Information is based upon a Schedule 13G/A filed with the Commission on February 14, 2005 by Franklin Resources, Inc. (parent holding company), Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of parent holding company), and Franklin Advisers, Inc. (investment adviser), (collectively “Franklin Advisers”). In this Schedule 13G, Franklin Advisers, Inc. represents that it has sole voting power and sole dispositive power with respect to 1,537,500 shares of Common Stock issuable upon exercise of warrants.

(p)	Information is based upon a Schedule 13G filed with the Commission on February 9, 2005 by Dimensional Fund Advisors Inc. (“Dimensional”). In this Schedule 13G, Dimensional represents that it has sole voting power and sole dispositive power with respect to 1,351,100 shares of Common Stock.

(q)	Information is based upon a Schedule 13G filed with the Commission on February 10, 2005 by William Leland Edwards, Palo Alto Investors and Palo Alto Investors, LLC. In this Schedule 13G, each of the filing persons represents that it has shared voting power and investment power with respect to 883,400 shares of Common Stock, and Mr. Edwards represents that he has sole voting and dispositive power with respect to 4,200 shares of Common Stock.

PROPOSAL I

ELECTION OF DIRECTORS

Nominees

     The Company’s Certificate of Incorporation provides for a classified Board of Directors. The Board of Directors is divided into three classes of nearly equal size, designated as Class I (currently with three directors), Class II (currently with two directors) and Class III (currently with two directors). One class of directors is elected at each annual meeting of Shareholders to serve for a three-year term.

     The terms of the two Class II directors, Messrs. John S. Callon and B. F. Weatherly, will expire on the date of the Annual Meeting. Mr. John S. Callon has chosen not to serve as a director beyond the end of his current term which expires at the Annual Meeting. The Board of Directors has reduced the size of the board of directors from seven to six effective upon the termination of Mr. Callon’s term. In order to keep the number of directors in each class equal, the Board of Directors has nominated Richard O. Wilson, currently a Class I Director, to the Class II position being vacated by Mr. Callon. Mr. L. Richard Flury was appointed to the Board of Directors in July 2004 to serve until the 2005 Annual Meeting.

     Messrs. Richard O. Wilson and B. F. Weatherly have been nominated to serve as Class II directors until the 2008 Annual Meeting and L. Richard Flury has been nominated to serve as a Class III director until the 2006 Annual Meeting, or until their respective successors have been duly elected and qualified. Each of the persons described in the preceding sentence (the “Nominees”) was nominated by the Board of Directors.

     It is intended that all shares of Common Stock represented by the Proxies will be voted for the election of the Nominees, except where authority to vote in the election of directors has been withheld. Should the Nominees become unable or unwilling to serve as directors at the time of the Annual Meeting, the person or persons exercising the Proxies will vote for the election of substitute Nominees designated by the Board of Directors, or the Board of Directors may choose to reduce the number of members of the Board of Directors to be elected at the Annual Meeting in order to eliminate the vacancy. The Nominees have consented to be nominated and have expressed their intention to serve if elected. The Board of Directors has no reason to believe that the Nominees will be unable or unwilling to serve if elected. Only the Nominees or substitute Nominees designated by the Board of Directors will be eligible to stand for election as directors at the Annual Meeting. See “Shareholders’ Proposals for 2006 Annual Meeting.”

Directors and Executive Officers

     The following table provides information with respect to the Nominees, all current directors whose terms will continue after the Annual Meeting, and the present executive officers of the Company. Each executive officer has been elected to serve until his or her successor is duly appointed or elected by the Board of Directors or their earlier removal or resignation from office.

		Company
Name	Age	Position Since	Present Company Position
Class I Directors:
(Term Expires in 2007)
Robert A. Stanger	65	1995	Director
John C. Wallace	66	1994	Director

Class II Directors:
(Term Expires in 2005)
B. F. Weatherly	60	1994	Director, Nominee
Richard O. Wilson	75	1995	Director, Nominee

Class III Directors:
(Term Expires in 2006)
Fred L. Callon	55	1994	Director; Chairman of the Board; President; and Chief Executive Officer
L. Richard Flury	57	2004	Director, Nominee

Other Executive Officers:
Robert A. Mayfield	54	2000	Corporate Secretary
Thomas E. Schwager	54	1997	Vice President
H. Clark Smith	52	2001	Corporate Information Officer
Rodger W. Smith	55	1999	Corporate Controller and Treasurer
John S. Weatherly	53	1994	Senior Vice President; Chief Financial Officer
Stephen F. Woodcock	53	1997	Vice President

     The following is a brief description of the background and principal occupation of each director (including each Nominee) and executive officer:

     Fred L. Callon has been Chairman of the Board of Directors of the Company since May 2004 and President and Chief Executive Officer of the Company and Callon Petroleum Operating Company since January 1997. Prior to January 1997, he was President and Chief Operating Officer of the Company, positions he had held with the Company or its predecessors since 1984. He has been employed by the Company or its predecessors since 1976. Mr. Callon graduated from Millsaps College in 1972 and received his M.B.A. degree from the Wharton School of Finance in 1974. Following graduation and until his employment by Callon Petroleum Operating Company, he was employed by Peat, Marwick, Mitchell & Co., certified public accountants. He is the nephew of John S. Callon.

     L. Richard Flury is a graduate of the University of Victoria (Canada). He spent over 30 years with Amoco Corporation, and later, BP plc, from which he retired as Chief Executive, Gas and Power and Renewables, on December 31, 2001, a position he had held since June of 1999. Prior to Amoco’s merger with BP in 1998, he served in various executive positions and was Chief Executive for Worldwide Exploration and Production and Executive Vice President of Amoco Corporation at the time of the merger. Currently, he is a member of the Board of Directors of the Questar Corporation, a publicly-traded oil and gas company, and the Chicago Bridge and Iron Company, N.V., a publicly-traded engineering, procurement and construction company, and serves as a Trustee of Thunderbird — The Garvin School of International Management.

     Robert A. Mayfield is the Corporate Secretary and also oversees Tax Services for the Company and Callon Petroleum Operating Company. He was appointed Corporate Secretary in February 2000. Prior to his appointment as Corporate Secretary, he had served as the Manager of Tax Services and Securities and Exchange Commission Reporting since 1981. Prior to joining Callon, he was employed by McCormick Oil and Gas Company in Houston, Texas, where he served as an assistant to the tax manager. Mr. Mayfield received his B.S. degree in accounting from Louisiana Tech University in 1972 and is a member of the Society of Corporate Secretaries & Governance Professionals.

     Thomas E. Schwager has been Vice President of Engineering and Operations for the Company and Callon Petroleum Operating Company since November 1997. Mr. Schwager has held various engineering positions with the Company and its predecessors since 1981. Prior to joining the Company, Mr. Schwager held engineering positions with Exxon Company USA in Louisiana and Texas. He received his B.S. degree in petroleum engineering from Louisiana State University in 1972. He is a registered professional engineer and a member of the Society of Petroleum Engineers.

     H. Clark Smith is Corporate Information Officer for the Company and Callon Petroleum Operating Company. Prior to being appointed to that position in March 2001, he had served as Manager – Information Technology since January 1990 and in other computer related positions with the Company and its predecessors since 1983. At Mississippi State University, he majored in Industrial Technology. During his tenure with the Company, he has received extensive technical and management training from the University of Southern Mississippi, International Business Machines, Microsoft, Novell, and Arthur Andersen & Company. He has also served as Manager – Information Services with Jefferson Davis Regional Medical Center and as a principal of the consulting firm, Mississippi Computing Consultants.

     Rodger W. Smith is the Corporate Controller and Treasurer for the Company and Callon Petroleum Operating Company. Mr. Smith was appointed Corporate Controller in 2004. Prior to being appointed Treasurer in April 1999, he had served as Manager of Budget and Analysis since 1994. Prior to 1994, Mr. Smith was Manager of Exploration and Production Accounting and has been employed by the Company and its predecessors since 1983. Prior to his employment with the Company, he was employed by International Paper Company as a plant controller. He received his B.S. degree in accounting from the University of Southern Mississippi in 1973.

     Robert A. Stanger has been the Chief Executive Officer and Chairman of Robert A. Stanger & Company, Inc., a Shrewsbury, New Jersey-based firm engaged in publishing financial material and providing investment banking services to the real estate and oil and gas industries since 1978. He is a director of Citizens Utilities, Stamford, Connecticut, a provider of telecommunications services. Previously, Mr. Stanger was Vice President of Merrill Lynch & Co. He received his B.A. degree in economics from Princeton University in 1961. Mr. Stanger is a member of the National Association of Securities Dealers and the New York Society of Security Analysts.

     John C. Wallace is a Chartered Accountant having qualified with PricewaterhouseCoopers in Canada in 1963, after which he joined Baring Brothers & Co., Limited in London, England. For over twenty years, he has served as Chairman of Fred. Olsen Ltd., a London-based corporation that he joined in 1968 and which specializes in the business of shipping, renewable energy and property development. He received his B. Comm degree majoring in Accounting and Economics from McGill University in 1959. In November 2004 he successfully completed the International Uniform Certified Public Accountant Qualification Examination (“IQEX”) and has applied for a CPA Certificate from the State of Illinois. Mr. Wallace is a director of Fred. Olsen Energy ASA, a publicly-held Norwegian company engaged in the offshore energy service industry; and Ganger Rolf ASA and Bonheur ASA, Oslo, both publicly-traded shipping companies.

     B. F. Weatherly has been a principal of CapSource Financial, Houston, Texas, an investment-banking firm, since 1989. He is also a general partner of CapSource Fund, L.P., Jackson, Mississippi, an investment fund, and has held that position since 1997. Mr. Weatherly received a Master of Accountancy degree from the University of Mississippi in 1967. Mr. Weatherly has previously been associated with

Arthur Andersen LLP, and has served as a Senior Vice President of Brown & Root, Inc. and Weatherford International, Inc. B. F. Weatherly and John S. Weatherly are brothers.

     John S. Weatherly is Senior Vice President and Chief Financial Officer for the Company and Callon Petroleum Operating Company. Prior to April 1999, Mr. Weatherly also held the position of Treasurer. Prior to April 1996, he was Vice President, Chief Financial Officer and Treasurer of the Company and had held these positions since 1983. Prior to joining Callon Petroleum Operating Company in 1980, he had been employed by Arthur Andersen LLP since 1974. Mr. Weatherly received his B.B.A. degree in accounting in 1973 and his M.B.A. degree in 1974 from the University of Mississippi. Mr. Weatherly is a member of the American Institute of Certified Public Accountants and the Mississippi Society of Certified Public Accountants. John S. Weatherly and B. F. Weatherly are brothers.

     Richard O. Wilson is an Offshore Consultant. In his 48 years of working in offshore drilling and construction, he spent two years with Zapata Offshore and 21 years with Brown & Root, Inc. working in various managerial capacities in the Gulf of Mexico, Venezuela, Trinidad, Brazil, the Netherlands, the United Kingdom and Mexico. Mr. Wilson was a director and Senior Group Vice President of Brown & Root, Inc. and Senior Vice President of Halliburton, Inc. For 18 years he was associated with Fred. Olsen Interests where he served as Chairman of OGC International PLC, Dolphin A/S and Dolphin Drilling Ltd. Since the sale of OGC International PLC to Halliburton, Inc. in 1997, Mr. Wilson has been a consultant to Brown & Root, Inc. He holds a B.S. degree in civil engineering from Rice University. Mr. Wilson is a Fellow in the American Society of Civil Engineers, a Director of Flotek Industries, Inc. and a Director of the Museum of Printing History in Houston, Texas. In 2000 Mr. Wilson was elected an Industry Pioneer by the Offshore Energy Center, Houston, Texas.

     Stephen F. Woodcock is Vice President of Exploration for the Company and Callon Petroleum Operating Company. Prior to being appointed to this position in November 1997, Mr. Woodcock had served as Manager of Geology and Geophysics since his initial employment by the Company and Callon Petroleum Operating Company in 1995. Prior thereto, he was Manager of Geophysics for CNG Producing Company and Division Geophysicist for Amoco Production Company. Mr. Woodcock received a master’s degree in geophysics from Oregon State University in 1975.

     All officers and directors (including the Nominees) of the Company are United States citizens, except Mr. Wallace, who is a citizen of Canada. L. Richard Flury holds both U.S. and Canadian citizenship.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission and any exchange or other system on which such securities are traded or quoted, initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent shareholders are required by the Commission’s regulations to furnish the Company and any exchange or other system on which such securities are traded or quoted, with copies of all Section 16(a) forms they file with the Commission.

     Based solely on review of the copies of such reports furnished to the Company during, or with respect to, the fiscal year ended December 31, 2004, and written representations from all of the Company’s officers and directors that, except as described below, all filings on Form 3, 4 and 5 under Section 16(a) of the Securities Act required during, or with respect to, the year ended December 31, 2004 had been made, to the Company’s knowledge and subject to two exceptions described below      , all of the Company’s officers, directors and greater than ten percent shareholders have complied with all Section 16(a) filing requirements for the year ended December 31, 2004. Mr. Richard O. Wilson filed one late report, through an oversight by the Company’s compliance officer in charge of filing Section 16(a) reports on behalf of officers and directors, in March 2005 disclosing a gift of shares in December 2004. Ganger Rolf ASA and Bonheur ASA failed to report the purchase of shares in June 2004 and the sale of shares in November 2004. The transactions for each company were reported on a Form 4 filed on April 5, 2005.

Information Concerning the Operation of the Board of Directors

     The business of the Company is managed under the direction of the Board of Directors. The Board of Directors meets on a quarterly basis to review significant developments affecting the Company and to act on matters requiring Board approval. The Board of Directors may also hold special meetings when an important matter requires Board action between regularly scheduled meetings. Prior to June 2004, each non-employee director received an annual fee of $10,000 for service on the Board of Directors and was reimbursed for out-of-pocket expenses incurred to attend the Board meetings. In addition, each non-employee director received $2,000 for each meeting of the Board attended in person and $1,000 for his participation in each telephonic Board meeting. In June 2004, the Compensation Committee altered the Board members’ compensation to an annual retainer of $40,000 per year with an additional $20,000 per year for the chairman of the Audit Committee and an additional $10,000 per year to the chairman of the Compensation Committee. On the date he or she is initially elected or appointed to the Board, each non-employee director receives an automatic grant of an option to purchase 5,000 shares of Common Stock for an exercise price equal to the fair market price on the date of grant and for a ten-year term. Thereafter, for each subsequent year in which the non-employee director serves as a director, he or she is automatically granted an option to purchase an additional 5,000 shares on the same terms.

     On August 23, 1996, the Compensation Committee authorized a one-time grant to each non-employee director of an option to purchase 20,000 shares of Common Stock under the 1996 Plan at a purchase price of $12.00 per share, the fair market value of the Common Stock on such date. As of the Record Date, all such options are fully vested. On July 25, 2000, the Compensation Committee authorized a one-time grant to each non-employee director of an option to purchase 20,000 shares of Common Stock under the 1996 Plan at a purchase price of $10.50 per share, the fair market value of the Common Stock on such date. As of the Record Date, all such options are fully vested. On August 27, 2002, the Compensation Committee authorized the grant of a total of 70,500 shares of restricted stock to the non-employee directors. The restricted stock grant provided that the shares will vest with respect to one-third of the shares on November 15, 2002, November 15, 2003 and November 15, 2004. The closing price of the Company’s Common Stock on the New York Stock Exchange was $3.72 per share on August 27, 2002.

     On July 14, 2004, the Compensation Committee authorized a one-time grant to each non-employee director of 25,000 shares of restricted stock. The restricted stock grant provided that the shares will vest with respect to one-fifth of the shares on July 14, 2005 and one-fifth of the shares on each successive July 14th thereafter. As of the Record Date, none of the grants have yet vested. The closing price of the Company’s Common Stock on the New York Stock Exchange was $13.82 per share on the grant date.

     On August 18, 2004, the Compensation Committee authorized a one-time grant to L. Richard Flury of 25,000 shares of restricted stock. The restricted stock grant provided that the shares will vest with respect to one-fifth of the shares on July 14, 2005 and one-fifth of the shares on each successive July 14th thereafter. As of the Record Date, none of the grants have yet vested. The closing price of the Company’s Common Stock on the New York Stock Exchange was $11.75 per share on the grant date.

     During 2004, the Board of Directors of the Company met formally four times and executed eleven Unanimous Written Consents. All of the Company’s directors attended more than 75% of the aggregate of the total number of board meetings and meetings of committees of which he is a member. In addition, the non-management directors meet in executive sessions without management following each quarterly board meeting. Richard O. Wilson, as chairman of the Nominating and Corporate Governance Committee, presides over such executive sessions.

          Director Independence. The Company’s Corporate Governance Principles contain the following guidelines to assist the Board in determining director independence in accordance with the applicable New York Stock Exchange and SEC rules:

•	No director who is an employee or former employee of the Company, or whose immediate family member is an executive officer or former executive officer of the Company, shall be considered “independent” until three years after such employment has ended.

•	No director who is receiving, or in the last three years has received, or whose immediate family member is receiving, or in the last three years has received, more than $100,000 per year in direct compensation from the Company, other than fees received in such director’s capacity as a member of the Board or any Board committee and pension payments or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service) shall be considered “independent.” Compensation received by an immediate family member for service as a non-executive employee of the Company need not be considered in determining independence.

•	No director who is, or in the past three years has been, affiliated with or employed by, or whose immediate family member is, or in the past three years has been, affiliated with or employed in a professional capacity by, a present or former internal auditor or independent auditing firm of the Company shall be considered “independent.”

•	No director who is, or in the past three years has been, employed as, or whose immediate family member is, or in the past three years has been, employed as, an executive officer by any company for which any executive officer of the Company serves as a member of its compensation committee (or, in the absence of a compensation committee, the board committee performing equivalent functions, or, in the absence of such committee, the board of directors) shall be considered “independent.”

•	No director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1,000,000 or 2% of such other company’s consolidated gross revenue shall be considered “independent” until three years after such payments fall below such threshold.

     The Board of Directors has affirmatively determined that Messrs. Wallace, Stanger, Wilson and Flury are independent directors under applicable New York Stock Exchange rules. Each of these directors meets the standards for independence contained in the Company’s Corporate Governance Principles as described above. These directors do not have any material relationships with the Company that may interfere with the exercise of their independence from management and the Company.

     Corporate Governance Principles. In April 2004, the Board adopted Corporate Governance Principles. These guidelines govern the function and operation of the Company’s Board of Directors, including the qualification and independence standards for Board members. The Company’s Corporate Governance Principles are accessible on the Company’s website http://www.callon.com.

     Code of Business Conduct and Ethics. In March 2004, the Board adopted a Code of Business Conduct and Ethics which applies to all directors, officers and employees of the Company. The Board has not granted any waivers to the Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics is accessible on the Company’s website http://www.callon.com. Any amendments to or waivers of the Code of Business Conduct Ethics will also be posted on the Company’s website.

     Communication with the Board of Directors. In order to provide the Company’s shareholders and other interested parties with a direct and open line of communication to the Board of Directors, the Board of Directors has adopted the following procedures for communications to directors. Callon shareholders and other interested persons may communicate with the Chairman of the Company’s Audit Committee or with the non-management directors of the Company as a group by written communications addressed in care of Robert A. Mayfield, Corporate Secretary, Callon Petroleum Company, 200 North Canal Street, Natchez, MS 39120.

     All communications received in accordance with these procedures will be reviewed initially by senior management of the Company. Senior management will relay all such communications to the appropriate director or directors unless it is determined that the communication (a) does not relate to the business or affairs of the Company or the functioning or constitution of the Board of Directors or any of its committees; (b) relates to routine or insignificant matters that do not warrant the attention of the Board of Directors; (c) is an advertisement or other commercial solicitation or communication; (d) is frivolous or offensive; or (e) is otherwise not appropriate for delivery to directors.

     The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board of Directors or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made only in accordance with applicable law and regulations relating to the disclosure of information.

     The Corporate Secretary will retain copies of all communications received pursuant to these procedures for a period of at least one year. The Board of Directors will review the effectiveness of these procedures from time to time and, if appropriate, recommend changes. As of the Record Date, no communications have been received.

     Attendance at Annual Meeting of Shareholders. It is the policy of the Board that, to the extent possible, all directors attend the annual meeting of shareholders. All directors attended the 2004 annual meeting of shareholders.

     Board Committees. In order to facilitate the various functions of the Board of Directors, the Board of Directors has created an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The chairman of the Audit Committee receives an additional $20,000 annual retainer and the chairman of the Compensation Committee receives an additional $10,000 annual retainer fee. The chairman of the Nominating and Corporate Governance Committee is not remunerated in addition to his annual Board retainer.

     Audit Committee. The purpose of the Audit Committee is to oversee (i) the integrity of the Company’s financial statements and disclosures, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications, independence and performance of the Company’s independent registered public accounting firm, (iv) the performance of the Company’s internal audit function, (v) the Company’s internal control systems, and (vi) the Company’s procedures for monitoring compliance with the Company’s Code of Business Conduct and Ethics.

     The principal function of the Audit Committee is to assist the Board of Directors in the areas of financial reporting and accounting integrity. As such, it meets periodically with the Company’s independent registered public accounting firm and management, including each in executive session. Management is solely responsible for the Company’s financial statements and the financial reporting process, including the system of internal controls, and has represented to the Audit Committee and the Board of Directors that the financial statements discussed below were prepared in accordance with accounting principles generally accepted in the United States of America appropriate in the circumstances and necessarily include some amounts based on management’s estimates and judgments. The Company’s independent registered public accounting firm, Ernst & Young LLP, is responsible for expressing an opinion on the conformity of these financial statements, in all material respects, with accounting principles generally accepted in the United States of America.

     The Audit Committee’s Charter provides that the Company’s independent registered public accounting firm may provide only those services pre-approved by the Audit Committee. The Audit Committee annually reviews and pre-approves the audit, review, attest and permitted non-audit services to be provided during the next audit cycle by the independent registered public accounting firm. To the extent practicable, at the same meeting the Audit Committee also reviews and approves a budget for each of such services. Services proposed to be provided by the independent registered public accounting firm that have not been pre-approved during the annual review and the fees for such proposed services must be pre-approved by the Audit Committee. Additionally, fees for previously approved services that are expected to exceed the previously approved budget must also be approved by the Audit Committee.

     All requests or applications for the independent registered public accounting firm to provide services to the Company must be submitted to the Audit Committee by the independent registered public accounting firm and management and state as to whether, in their view, the request or application is consistent with applicable laws, rules and regulations relating to registered public accounting firm independence. In the event that any member of management or the independent registered public accounting firm becomes aware that any services are being, or have been, provided by the independent registered public accounting firm to the Company without the requisite pre-approval, such individual must immediately notify the Chief Financial Officer, who must promptly notify the Chairman of the Audit Committee and appropriate management so that prompt action may be taken to the extent deemed necessary or advisable.

     The Audit Committee may delegate to a member(s), the authority to grant specific pre-approvals under its policy with respect to audit, review, attest and permitted non-audit services, provided that any such grant of pre-approval shall be re ported to the full Audit Committee no later than its next scheduled meeting.

     The Audit Committee is comprised of Messrs. Wallace (Chairman), Stanger, Wilson and Flury. The Board of Directors has affirmatively determined that each of the members is financially literate and is an independent director for purposes of New York Stock Exchange rules applicable to members of the audit committee, meaning that the director has no relationship to the Company that may interfere with the exercise of their independence from management and the Company (an “Independent Director”). The Board of Directors believes that all four members of the Audit Committee currently possess the financial expertise necessary for the Audit Committee to properly fulfill its purposes. Additionally, the Board of Directors has determined that Mr. Wallace has the accounting or financial management expertise to be considered a “financial expert” as defined and required by the New York Stock Exchange’s rules and by the Securities Exchange Act of 1934. An audit committee financial expert is a person who has (i) an understanding of generally accepted accounting principles and financial statements, (ii) the ability to assess the general application of said principles in connection with the accounting for estimates, accruals and reserves, (iii) experience preparing, auditing, analyzing or evaluating financial statements of comparable breadth and complexity to Callon’s financial statements, (iv) an understanding of internal controls and procedures, and (v) an understanding of audit committee functions. The Audit Committee has sole responsibility for retaining, dismissing and compensating the Company’s independent registered public accounting firm. The Board of Directors adopted an Audit Committee Charter in 2000 and revised the Charter in 2004 to meet the updated requirements of the SEC and the NYSE. The Audit Committee’s report on its activities during 2003 and 2004 appear later in this proxy statement under the caption “Audit Committee Report.”

     The Audit Committee held four meetings and executed two Unanimous Written Consents during 2004. All members of the Audit Committee attended the meetings. The Audit Committee Charter is available on the Company’s website at http://www.callon.com.

     Compensation Committee. The purpose of the Compensation Committee is to (i) assist the Board of Directors in the discharge of its fiduciary responsibilities relating to the fair and competitive compensation of the Company’s Chief Executive Officer (“CEO”) and other executives and (ii) prepare an annual report on executive compensation for inclusion in the Company’s proxy statement for the annual meeting of shareholders. The Committee administers the Company’s incentive compensation and stock option and other equity based plans in which the CEO and other executive officers may be participants and recommends to the Board amendments to such plans or adoption of new plans. In connection with administering such plans, the Committee has the authority to (i) approve option guidelines and the general size of overall grants, (ii) make grants, (iii) interpret the plans, (iv) determine the rules and regulations relating to the plans, (v) modify or cancel existing grants and substitute new grants (with the consent of grantees), (vi) designate employees eligible to participate in the plans, and (vii) impose such limitations, restrictions and conditions upon any award as the Committee deems appropriate and as permitted under the applicable plan. The Committee annually reviews and establishes the base salary, incentive compensation, deferred compensation, stock options, performance units and other equity based awards for the CEO and makes recommendations to the Board with respect to compensation of the Company’s other executive officers. Each member of the Committee meets the independence requirements of the New York Stock Exchange and applicable federal securities laws. Messrs. Stanger (Chairman), Wallace, Wilson, and Flury are members of this committee. The Compensation Committee held four meetings and executed one Unanimous Written Consent during 2004. All members of the Compensation Committee attended all meetings. The Compensation Committee Charter is available on the Company’s website at http://www.callon.com.

     Nominating and Corporate Governance Committee. The purpose of the Committee is to (i) identify and recommend to the Board individuals qualified to be nominated for election to the Board, (ii) recommend to the Board the members and Chairperson for each Board committee, (iii) periodically review and assess the Company’s Corporate Governance Principles and the Company’s Code of Business Conduct and Ethics and make recommendations for changes thereto to the Board and (iv) oversee the annual self-evaluation of the performance of the Board and the annual evaluation of the Company’s management. Each member of the Committee meets the independence requirements of the New York Stock Exchange and applicable federal securities laws. The Committee was formed in April 2004. Members are Messrs. Wilson (Chairman), Wallace, Stanger, and Flury. The Nominating and Corporate Governance Committee did not hold any meetings but executed one Unanimous Written Consent during 2004. Prior to the formation of this Committee, the entire Board of Directors performed these functions. The Nominating and Corporate Governance Committee Charter is available on the Company’s website at http://www.callon.com.

     The Nominating and Corporate Governance Committee has established certain criteria it considers as guidelines in considering nominations to the Company’s Board of Directors. The criteria include: (a) personal characteristics, including such matters as integrity, age, education, diversity of background and experience, absence of potential conflicts of interest with the Company or its operations, and the availability and willingness to devote sufficient time to the duties of a director of the Company; (b) experience in corporate management, such as serving as an officer or former officer of a publicly held company; (c) experience in the Company’s industry and with relevant social policy concerns; (d) experience as a board member of another publicly held company; (e) academic expertise in an area of the Company’s operations; and (f) practical and mature business judgment. The criteria are not exhaustive and the Nominating and Corporate Governance Committee and the Board of Directors may consider other qualifications and attributes which they believe are appropriate in evaluating the ability of an individual to serve as a member of the Board of Directors. The Nominating and Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. In order to ensure that the Board consists of members with a variety of perspectives and skills, the Nominating and Corporate Governance Committee has not set any minimum qualifications and also considers candidates with appropriate non-business backgrounds. Other than ensuring that at least one member of the Board is a financial expert and a majority of the Board members meet all applicable independence requirements, the Committee does not have any specific skills that it believes are necessary for any individual director to possess. Instead, the Committee evaluates potential nominees based on the contribution such nominees background and skills could have upon the overall functioning of the Board.

     The Board of Directors believes that, based on the Nominating and Corporate Governance Committee’s knowledge of the Company’s corporate governance principles and the needs and qualifications of the Board at any given time, the Nominating and Corporate Governance Committee is best equipped to select nominees that will result in a well-qualified and well-rounded board of directors. Accordingly, it is the policy of the Nominating and Corporate Governance Committee not to accept unsolicited nominations from shareholders. In making its nominations, the Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board willing to continue their service. Current members with qualifications and skills that are consistent with the committee’s criteria for Board service are re-nominated. As to new candidates, the committee will generally poll the Board members and members of management for recommendations. The committee may also review the composition and qualification of the boards of directors of the Company’s competitors, and may seek input from industry experts or analysts. The committee reviews the qualifications, experience and background of the candidates. Final candidates are interviewed by the independent directors and executive management. In making its determinations, the committee evaluates each individual in the context of the Board as whole, with the objective of assembling a group that can best represent shareholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the committee makes its recommendation to the Board of Directors. The committee may in the future choose to engage third-party search firms in situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

     L. Richard Flury was recommended to the Nominating and Corporate Governance Committee by Richard O. Wilson. After following the processes described above, the Nominating and Corporate Governance Committee unanimously recommended that Mr. L. Richard Flury be appointed to the Company’s board of directors and nominated for election by shareholders as a Class III director at the 2005 Annual Meeting.

     Corporate Governance Principles. In 2004, the Company and the Board adopted the Corporate Governance Principles (the “Principles”) to assist the Board of Directors (the “Board”) in the exercise of its responsibilities. These guidelines will be interpreted in the context of all applicable laws and the Company’s Certificate of Incorporation, Bylaws and other corporate governance documents. The Principles are intended to serve as a flexible framework within which the Board may conduct its business and not as a set of legally binding obligations. The Company’s Corporate Governance Principles is available on the Company’s website at http://www.callon.com.

Audit Committee Report

     The Audit Committee’s powers and responsibilities, and the qualifications required of each of its members, are set forth in the Audit Committee Charter. Actions taken by the Audit Committee during 2003 and 2004 consisted of the following:

     Audit Fees Paid to Independent Registered Public Accounting Firm. Fees paid in 2003 and 2004 for professional services rendered related to the year ended December 31, 2003 by Ernst & Young LLP for the annual audit and quarterly reviews were $123,750 and $33,250, respectively, including out-of-pocket expenses. Fees paid in 2004 and 2005 for professional services rendered related to the year ended December 31, 2004 by Ernst & Young LLP for the annual audit and quarterly reviews (including the new requirements under the Sarbanes-Oxley Act Section 404) were $189,000 and $100,384, respectively, including out-of-pocket expenses. Fees paid in connection with the Company’s registration of senior notes and the public offering of common stock during 2004 was $36,500; there were no such fees paid in 2003. The Audit Committee has concluded that providing the tax-related services mentioned below is compatible with maintaining the principal registered public accounting firm’s independence.

     Audit-related Fees. There were no audit-related fees paid in 2003 or 2004.

     Tax Fees. Professional services billed by Ernst & Young LLP for the review of the federal tax return, federal, state and local tax planning and advice, quarterly estimated tax payments, and assistance/analysis of tax attributes for 2003 were $24,900. Fees paid in 2004 for the review of the federal tax return, tax advice and tax planning services totaled $8,200.

     All Other Fees. There were no other fees paid to the Company’s independent registered public accounting firm in 2003 or 2004.

     All of the services provided by the Company’s independent registered public accounting firm during 2003 and 2004 were pre-approved by the Audit Committee.

     Amended Committee Charter. Based on the recommendation of the Audit Committee after consideration of the newly issued listing standards of the New York Stock Exchange, the Board of Directors amended the Audit Committee Charter in 2004. The principal changes, which enumerate details of the responsibilities of the Audit Committee as required by the listing standards, were:

(a)	to provide that the Audit Committee review and discuss quarterly disclosures contained in the financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s SEC filings, prior to the filing of such disclosures;

(b)	to provide that the Audit Committee generally review the type of information to be disclosed in earnings press releases;

(c)	to formally require the Audit Committee to periodically consult with management about internal controls, completeness and accuracy of financial statements and audit procedures; and

(d)	to make other minor modifications to conform provisions of the existing charter to technical requirements of rules recently adopted by the Securities and Exchange Commission as proposed by the New York Stock Exchange.

     Approval of Company’s Annual Report on Form 10-K. Acting pursuant to its Charter, the Audit Committee reviewed the Company’s audited financial statements at, and for the year ended, December 31, 2004 with management and the Company’s independent registered public accounting firm and recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. This recommendation was based on: the Audit Committee’s review of the audited financial statements; discussion of the financial statements with management; discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, of the matters required to be discussed by auditing standards generally accepted in the United States of America, including the matters required to be discussed by SAS 61; receipt from Ernst &Young LLP of the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); discussions with Ernst & Young LLP regarding its independence from the Company and its management; and Ernst & Young LLP’s confirmation that it would issue its opinion that the consolidated financial statements present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries and the results of their operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the United States of America.

     Management is responsible for establishing and maintaining internal controls over financial reporting and for assessing the effectiveness of those controls. The independent registered public accounting firm is responsible for performing independent audits of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing reports thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. Ernst & Young LLP, an independent registered public accounting firm, served as the Company’s independent registered public accounting firm during 2004 and was appointed by the Audit Committee to serve in that capacity for 2005. In connection with these responsibilities, the Audit Committee met with management and the independent registered public accounting firm to review and discuss the December 31, 2004 financial statements and matters related to Section 404 of the Sarbanes-Oxley Act of 2002. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee also received written disclosures from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee discussed their independence with the independent registered public accounting firm.

John C. Wallace, Chairman
Richard O. Wilson
Robert A. Stanger
L. Richard Flury

EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information with respect to the Chief Executive Officer of the Company and the four most highly compensated executive officers of the Company (“Named Executive Officers”) and two additional former executive officers for the years ended December 31, 2004, 2003 and 2002.

	Annual Compensation				Long-Term
				Other	Compensation Awards
				Annual	Restricted	Securities	All Other
				Compen-	Stock	Underlying	Compen-
		Salary	Bonus	sation	Award(s)	Options	sation
	Year	($)	($)(a)	($)(b)	($)(c)	(#)(d)	($)(e)
Fred L. Callon	2004	344,405	100,000	0	594,600	0	30,488
Chairman and Chief	2003	285,605	0	0	0	0	26,129
Executive Officer	2002	278,639	79,750	0	242,475	31,375	27,135

John S. Weatherly	2004	241,331	300,000	0	414,600	0	26,070
Sr. Vice President	2003	228,484	0	0	0	0	24,273
and Chief Financial	2002	222,911	64,250	0	197,425	25,000	25,146
Officer

Dennis W. Christian	2004	72,135	0	0	0	0	1,513,741
Former Sr. Vice	2003	265,675	0	0	0	0	26,106
President and Chief	2002	256,268	74,250	0	217,300	28,850	26,985
Operating Officer (f)

Stephen F. Woodcock	2004	182,178	87,500	0	255,670	0	19,795
Vice President	2003	178,606	0	0	0	0	19,355
	2002	174,250	42,000	0	84,800	21,750	19,100

Thomas E. Schwager	2004	171,462	87,500	0	241,850	0	18,628
Vice President	2003	168,100	0	0	0	0	18,429
	2002	164,000	37,000	0	74,200	16,725	17,935

Rodger W. Smith	2004	128,984	70,000	0	172,750	0	14,065
Corporate Controller	2003	120,822	0	0	0	0	13,069
and Treasurer	2002	117,875	18,500	0	40,810	8,050	12,892

Kathy G. Tilley	2004	53,333	0	0	0	0	1,009,752
Former Vice	2003	194,212	0	0	0	0	20,331
President (f)	2002	189,475	45,000	0	148,400	22,500	20,668

(a)	As a result of the successful refinancing of the Company’s indebtedness and the implementation of an acceptable business plan for 2002 and 2003, the Company awarded cash bonuses to the executive officers and certain other employees, a portion of which was paid in July 2002 and a portion or which was paid in September 2002. These bonuses were considered to be earned by service performed during 2002. These amounts include any amounts that were deferred at the election of the Named Executive Officers.

The bonuses listed for 2004 were paid in March 2004. As discussed under “Report on Executive Compensation,” in awarding bonuses the Company considers factors occurring from the last bonus payment date until the date bonuses are paid. As a result of substantial increases in production, a reduction of the Company’s indebtedness, and successful debt refinancing, the Company awarded and paid in March 2004, cash bonuses to the executive officers and certain other employees. These bonuses paid in March 2004 were considered to be earned by service performed since the last bonus payment date in 2002. These amounts include any amounts that were deferred at the election of the Named Executive Officers.

(b)	None of the Named Executive Officers received perquisites or other personal benefits, securities or property, the aggregate annual amount of which exceeded the lesser of $50,000 or 10% of the total of annual salary and bonus reported for such officer.

(c)	On February 14, 2002, the following shares of restricted stock were awarded under the 1996 Plan: Fred L. Callon, 45,750 shares; John S. Weatherly, 37,250 shares; Dennis W. Christian, 41,000; Stephen F. Woodcock, 16,000 shares; Thomas E. Schwager, 14,000 shares; Rodger W. Smith, 7,700 shares; and Kathy G. Tilley, 28,000 shares. The restricted stock awards were subject to a 1/3rd per annum vesting schedule beginning November 15, 2002. On February 14, 2002 the closing price of the Company’s Common Stock on the New York Stock Exchange was $5.30 per share. The Compensation Committee declared that upon Mr. Christian’s and Ms. Tilley’s retirement in March 2004, the remaining unvested restricted stock, being 13,667 and 9,333 shares, respectively, be deemed fully vested. As of December 31, 2004 all of these shares of restricted stock had vested.

On July 14, 2004, the following shares of restricted stock were awarded under the 1994 Plan: Fred L. Callon, 43,000 shares; John S. Weatherly, 30,000 shares; Stephen F. Woodcock, 18,500 shares; Thomas E. Schwager, 17,500 shares; and Rodger W. Smith, 12,500 shares. The restricted stock awards were subject to a 20% per annum vesting schedule beginning on July 14, 2005. On July 14, 2004 the closing price of the Company’s Common Stock on the New York Stock Exchange was $13.82 per share. These awards are not included in the Beneficial Ownership table due to a lack of voting and dispositive power. As of December 31, 2004, Mr. Fred Callon held 43,000 shares of unvested restricted stock with an aggregate market value of $621,780, Mr. Weatherly held 30,000 shares of unvested restricted stock with an aggregate market value of $433,800, Mr. Woodcock held 18,500 shares of unvested restricted stock with an aggregate market value of $267,510, Mr. Schwager held 17,500 shares of unvested restricted stock with an aggregate market value of $253,050, and Mr. Smith held 12,500 shares of unvested restricted stock with an aggregate market value of $180,750. The value of the unvested restricted stock held by the Named Executive Officers as of December 31, 2004 is based on the closing price of the Company’s Common Stock on the NYSE on such date, which was $14.46 per share. Any dividends paid by the Company will be payable on outstanding shares of restricted stock.

(d)	On July 12, 2002 and August 23, 2002, options granted to Fred L. Callon were 18,750 shares and 12,625 shares, respectively; John S. Weatherly, 15,000 shares and 10,000 shares, respectively; Dennis W. Christian, 17,250 shares and 11,600 shares, respectively; Stephen F. Woodcock, 13,250 shares and 8,500 shares, respectively; Thomas E. Schwager 10,000 and 6,725 shares, respectively; Rodger W. Smith 4,800 shares and 3,250 shares, respectively; and Kathy G. Tilley, 13,500 shares and 9,000 shares, respectively. The option grants to Mr. Christian and Ms. Tilley were not exercised within the required time period following their retirement in March 2004, therefore they expired. Options exercise prices were $4.50 and $3.70 per share, respectively.

(e)	Amounts reflect the Company’s contribution in 2004, 2003, and 2002 of $26,700, $22,197 and $23,203 to Fred L. Callon’s 401(k) savings plan and payment of $3,788, $3,932, and $3,932 term life insurance premiums; $6,183, $21,934, and $22,813 to Mr. Christian’s 401(k) savings plan, payment of $432, $4,172, and $4,172 term life insurance premiums and $1,507,126 in severance benefits paid in 2004; $22,017, $20,076, and $20,949 to Mr. Weatherly’s 401(k) savings plan and payment of $4,053, $4,197, and $4,197 term life insurance premiums; $18,218, $17,680, and $17,425 to Mr. Woodcock’s 401(k) savings plan and payments of $1,577, $1,675, and $1,675 term life insurance premiums; $17,146, $16,852, and $16,400 to Mr. Schwager’s 401(k) savings plan and payment of $1,482, $1,577, and $1,535 term life insurance premiums; $4,572, $18,510, and $18,847 to Ms. Tilley’s 401(k) savings plan and payment of $429, $1,821, $1,821 term life insurance premiums and $1,004,751 in severance benefits paid in 2004; and $12,899, $11,936 and $11,788 to Mr. Smith’s 401(k) savings plan and payment of $1,166, $1,133, and $1,104 term life insurance premiums.

(f)	Effective March 9, 2004, Mr. Christian resigned as a director, officer and employee of the Company. Ms. Tilley also resigned as an officer and employee of the Company on that date.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

     Severance Compensation Agreements. Effective January 1, 2002, the Company entered into Severance Compensation Agreements (the “Agreements”) with Fred L. Callon and John S. Weatherly providing for certain benefits to each of them in the event that a “change of control” occurs during the three-year period after the execution of such Agreements. Each Agreement is for a three-year term and is automatically extended for successive one-year periods unless either the Company or the executive notifies the other party prior to such renewal that it has elected to terminate the Agreement; provided that the term of each Agreement shall be until the later of two years following the date of a change of control and the satisfaction of all obligations of the Company under the Agreement. Neither the Company nor Mr. Callon or Mr. Weatherly elected to terminate the Agreements prior to January 1, 2005. As a result, the Agreements were automatically extended until January 1, 2006. The Agreements terminate upon each executive’s death, disability termination for cause or voluntary resignation other than for “good reason.”

     Pursuant to the Agreements, if either Messrs. Callon or Weatherly’s employment with the Company is terminated without cause by the Company or for good reason by the executive within two years following a change of control by the Company, the executive is entitled to a single lump-sum cash payment in an amount equal to three times the sum of (a) the annual base salary of such executive in effect prior to such termination, and (b) the higher of the average bonus earned by the executive during the three preceding years or the target bonus that the executive is eligible to receive during the year of termination. If Messrs. Callon or Weatherly’s employment is terminated as a result of their death or disability, the Company is only required to make such payments if the termination occurred within six months of a change of control. “Good reason” is generally defined in the Agreements as a change in the executive’s compensation, benefits, position, responsibilities, or location.

     The Agreements also provide that, upon a change of control, all stock options, restricted stock, stock appreciation rights and other similar rights held by Messrs. Callon or Weatherly shall automatically become fully exercisable notwithstanding any vesting or exercisability provisions.

     If any payment to either Messrs. Callon or Weatherly would be subject to any excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, a “gross-up” payment will be made to place such executive in the same net after-tax position as would have been the case if no excise tax had been payable.

     Change in Control. Pursuant to the Callon Petroleum Company 1994 Stock Incentive Plan (the “1994 Plan”), the Callon Petroleum Company 1996 Stock Incentive Plan (the “1996 Plan”), and the Callon Petroleum Company 2002 Stock Incentive Plan (the “2002 Plan”), in the case of a merger or consolidation where the Company is not the surviving entity, or if the Company is about to sell or otherwise dispose of substantially all of its assets while unvested options remain outstanding, the Compensation Committee or other plan administrator may, in its discretion and without Shareholder approval, declare some or all options exercisable in full before or simultaneously with such merger, consolidation or sale of assets without regard for prescribed waiting periods. Alternatively, the Compensation Committee or other plan administrator may cancel all outstanding options provided option holders are given notice and a period of 30 days prior to the merger, consolidation or sale to exercise the options in full.

     Retirement Package and Release Agreements. Effective March 9, 2004 the Company, and all of its subsidiaries and affiliates, entered into a retirement agreement with Dennis W. Christian (former Sr. Vice President and Director), (the “Christian Retirement Agreement”) and Kathy G. Tilley (former Vice President), (the “Tilley Retirement Agreement”.)

     In accordance with the Christian Retirement Agreement, Mr. Christian resigned as an officer, employee and a director of the Company and all of its subsidiaries and affiliates. The Christian Retirement Agreement provided for an initial cash payment of $1,350,000, less applicable federal and state income taxes, to be paid to Mr. Christian following the execution of the Christian Retirement Agreement and an additional final cash payment of $150,000, plus an amount equal to 6% per annum interest thereon from March 9, 2004 to March 9, 2005, and less applicable federal and state income taxes, to be placed in escrow to be released to Mr. Christian on March 9, 2005. The Christian Retirement Agreement also provided that Mr. Christian would deliver into escrow, original copies of option agreements as to 313,850 shares exercisable at an average of $9.81 per share, following the initial cash payment. On December 6, 2004, Mr. Christian and the Company jointly agreed to finalize the Christian Retirement Agreement and release the escrowed funds, net of an adjustment for accrued interest to November 30, 2004. As agreed, Mr. Christian released the original copies of all option agreements and such option agreements were voided.

     In accordance with the Tilley Retirement Agreement, Ms. Tilley resigned as an officer and employee of the Company and all of its subsidiaries and affiliates. The Tilley Retirement Agreement provided for an initial cash payment of $900,000, less applicable federal and state income taxes, to be paid to Ms. Tilley following the execution of the Tilley Retirement Agreement and an additional final cash payment of $100,000, plus an amount equal to 6% per annum interest thereon from March 9, 2004 to March 9, 2005, and less applicable federal and state income taxes, to be placed in escrow to be released to Ms. Tilley on March 9, 2005. The Tilley Retirement Agreement also provided that Ms. Tilley would deliver into escrow, original copies of option agreements as to 210,500 shares exercisable at an average of $9.82 per share, following the initial cash payment. On December 6, 2004, Ms. Tilley and the Company jointly agreed to finalize the Tilley Retirement Agreement and release the escrowed funds, net of an adjustment for accrued interest to November 30, 2004. As agreed, Ms. Tilley released the original copies of all option agreements and such option agreements were voided.

Stock-Based Incentive Compensation Plans

     The Company currently maintains three Common Stock-based incentive plans for its directors and employees: the 1994 Plan, the 1996 Plan, and the 2002 Plan. The Company in the past has used and will continue to use stock options, restricted stock, and performance share grants to attract and retain key directors and employees in the belief that stock ownership and stock related compensation devices encourage a continuity of interest between directors, employees and Shareholders. The Compensation Committee of the Board of Directors administers all three of the stock incentive plans. Members of the Compensation Committee currently are Messrs. Stanger (Chairman), Wallace, and Wilson.

          1994 Plan. The 1994 Plan was adopted on June 30, 1994 and approved by the Company’s sole shareholder on that date. Pursuant to the 1994 Plan, 600,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. Prior to 2004, no awards have been made under the 1994 Plan since 1999. During 2004, 25,000 options were issued to the non-employee directors, 90,000 options expired and were returned to the 1994 Plan, 247,500 shares were returned to the 1994 Plan as a result of being withheld to pay federal and state income taxes associated with option exercises and vesting of restricted stock, and 323,870 shares were issued as compensation in the form of restricted stock to non-employee directors and various company employees. As of March 25, 2005, there were no remaining shares of Common Stock available for grant under the 1994 Plan.

          1996 Plan. On August 23, 1996, the Board of Directors of the Company approved and adopted the 1996 Plan and granted awards thereunder to various employees. The 1996 Plan was approved by the Shareholders of the Company on June 19, 1997. Pursuant to the 1996 Plan, 900,000 shares of Common Stock were reserved for issuance upon the exercise of options or for grants of performance shares. On August 20, 1998, the Board of Directors amended the 1996 Plan, as permitted pursuant to the terms of the 1996 Plan, to increase the number of shares of Common Stock reserved for issuance by 300,000 shares to 1,200,000 shares. On May 9, 2000, the Shareholders of the Company approved an increase in the available number of shares of Common Stock reserved for issuance under the 1996 Plan by 1,000,000 shares to 2,200,000 shares. During 2004, 411,850 options expired and were returned to the 1996 Plan, 51,051 shares were returned to the 1996 Plan as a result of being withheld to pay federal and state income taxes associated with option exercises and vesting of restricted stock, and 106,130 shares were issued as compensation in the form of restricted stock to non-employee directors and various company employees. During 2005, 35,921 shares were returned to the 1996 Plan as a result of being withheld to pay federal and state income taxes associated with option exercises. As of March 25, 2005, there were 537,647 shares of Common Stock available for grant under the 1996 Plan.

          2002 Plan. On February 14, 2002, the Board of Directors of the Company approved and adopted the 2002 Plan. Pursuant to the 2002 Plan, 350,000 shares of Common Stock shall be reserved for issuance upon the exercise of options or for grants of stock options, stock appreciation rights or units, restricted stock, or performance shares or units. This Plan qualified as a “broadly based” plan under the provisions of the New York Stock Exchanges’ rules and regulations at the time it was adopted and therefore did not require Shareholder approval. Because the 2002 Plan is a broadly based plan, the aggregate number of shares underlying awards granted to officers and directors cannot exceed 50% of the total number of shares underlying the awards granted to all employees during any three-year period. During 2004, 24,833 options expired and were returned to the 2002 Plan. To date in 2005, 15,000 stock options were granted to a key employee. As of March 25, 2005, there were 50,666 shares of Common Stock available for grant under the 2002 Plan.

          Cash Bonus Plan. In 1996, the Board of Directors authorized the establishment of a cash bonus program (the “Bonus Plan”) to be administered by and in accordance with the procedures determined by the Compensation Committee. Pursuant to the Bonus Plan, various factors are used to tie officers’ and certain key employees’ compensation to the Company’s performance. Annual financial and operating goals are the initial basis for determining target level bonuses. The Compensation Committee also incorporates other significant operational factors occurring during the period over which bonuses are being determined into the process. See “Report on Executive Compensation.”

          1997 Employee Stock Purchase Plan. In 1997, the Board of Directors authorized the implementation of the Callon Petroleum Company 1997 Employee Stock Purchase Plan (the “1997 Purchase Plan”), which was approved by the Company’s Shareholders on June 19, 1997. The Plan provides eligible employees of the Company with the opportunity to acquire a proprietary interest in the Company through participation in a payroll deduction-based employee stock purchase plan. An aggregate of 250,000 shares of Common Stock have been reserved for issuance over the ten-year term of the 1997 Purchase Plan. The purchase price per share at which Common Stock can be purchased by the participant on each purchase date within an offering period is equal to eighty-five percent of the fair market value per share of Common Stock. As of March 25, 2005, all reserved shares have been issued.

Option Grants in the Last Fiscal Year

     There were no option grants during the fiscal year ended December 31, 2004 except for the automatic grants of 5,000 shares to each of the five non-employee directors.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table sets forth certain information concerning the number and value of unexercised options to purchase Common Stock by the Named Executive Officers at December 31, 2004. No stock options were exercised by such persons in 2003.

AGGREGATED OPTION EXERCISES IN 2004 AND OPTION
VALUES AT DECEMBER 31, 2004

			Unexercised Options at December 31, 2004
			Number of	Value of
			Underlying	In-the-Money
			Securities	Options
	Shares Acquired	Value	Exercisable/	Exercisable/
Name	On Exercise (#)	Realized ($)	Unexercisable (a)	Unexercisable ($)(b)
Fred L. Callon	80,000	248,800	265,917/10,458	1,134,642/107,258
John S. Weatherly	60,000	186,600	215,667/8,333	954,783/85,663
Dennis W. Christian (c)	—	—	— / —	— / —
Stephen F. Woodcock	—	—	118,500/7,250	545,794/74,476
Thomas E. Schwager	51,151	230,898	59,000/5,574	200,640/57,310
Rodger W. Smith	9,000	27,990	50,367/2,683	219,889/27,589
Kathy G. Tilley (c)	—	—	— / —	— / —

(a)	Represents awards granted under the 1994 Plan, the 1996 Plan, and the 2002 Plan.

(b)	On December 31, 2004, the closing price of the Common Stock on the New York Stock Exchange was $14.46 per share.

(c)	Effective March 9, 2004, Mr. Christian resigned as a director, officer and employee of the Company. Ms. Tilley also resigned as an officer and employee of the Company on that date.

Long-Term Incentive Plan Awards

     Other than the 1994 Plan, the 1996 Plan, and the 2002 Plan, the Company does not have a long-term incentive plan for its employees.

Compensation Committee Interlocks and Insider Participation

     The members of the Company’s Compensation Committee are Messrs. Robert A. Stanger, John C. Wallace, Richard O. Wilson, and L. Richard Flury, none of whom are or have been officers or employees of the Company or any of its subsidiaries or had a relationship requiring disclosure under this caption.

Report on Executive Compensation

     The Compensation Committee’s purpose is to review and approve compensation arrangements for the Company’s Chief Executive Officer, other executive officers and directors. The Compensation Committee also administers certain other employee benefits plans (such as the Company’s 1994, 1996 and 2002 Stock Incentive Plans). The Committee also makes recommendations regarding shareholder approval of amendments to existing plans or the adoption of new plans, and produces an annual report on executive compensation for inclusion in the Company’s proxy statement, in accordance with applicable rules and regulations. The Committee’s role, composition, duties and responsibilities are set forth in its Charter which was approved by the Board of Directors.

     Executive Compensation Philosophy

     The Company’s executive compensation program is primarily designed to be competitive with other oil and gas exploration and production companies which the Company views as competitors for business, employee talent, and shareholder investments. The Company also recognizes the need to provide compensation that encourages pay for performance and greater executive focus on shareholder value. In this effort, the Committee considers and reviews comparative information provided by management and which is supported by compensation information provided by an executive compensation consulting firm.

     The Company does not have any employment agreements with its executive officers at this time. However, the Compensation Committee believes that, in order to retain highly qualified executives, it must provide these persons with some security against organizational and personnel changes in the event of a change of control of the Company. In order to provide this security, in early 2002, the Company entered into the Severance Compensation Agreements described under “—Employment Agreements, Termination of Employment and Change of Control Arrangements—Severance Compensation Agreements.” The Compensation Committee believes that these agreements are necessary to provide fair treatment to key executives in the event of a change of control. In the future, the Compensation Committee may determine that employment or other agreements with its executive officers, in addition to the Severance Compensation Agreements, are necessary in order to retain key employees and achieve the Company’s long-term growth objectives.

          Base Salaries. Base salaries are designed to be at competitive levels and when combined with the other components of the compensation program, are set to attract and retain qualified executives and managers. Changes in base salaries are made after considering competitive positions in the industry and individual performance.

          After reviewing the salary levels of the Company’s peers, the Company decided to increase the base salaries of the Company’s executive officers for 2004 by two percent, representing a “cost of living” adjustment. In addition to evaluating salary increases in the industry, the Compensation Committee also took into account a subjective valuation of each individual officer’s contributions to the Company’s performance in 2003 and 2004. This cost of living increase was intended to match similar increases by the Company’s competitors and reflects the Compensation Committee’s commitment to maintaining competitive salary levels within the Company and comparable industry groups.

          Cash Bonuses. The Compensation Committee administers the Bonus Plan whereby various factors are used to tie officers’ and certain key employees’ compensation to the Company’s performance. Bonuses have not been paid in all years. If paid, bonuses are typically awarded in March based on accomplishment of the goals set and the other factors discussed below since March of the preceding year. With respect to the bonuses paid in March 2004, the Compensation Committee evaluated the annual financial and operating goals related to production volumes, cash flow before preferred stock dividends, net income before preferred stock dividends, reserve additions, and finding costs as the initial basis for determining target level bonuses. For the bonuses paid in March 2004, the Compensation Committee also incorporated other factors occurring since March 2002, the last date bonuses were paid, into the process. The factors considered were the successful completion of equity security offerings, debt reduction, debt restructuring, new oil and gas prospect generation, reserve replacement, increases in production volumes and other significant operational aspects of the Company.

          Long-Term Incentives. Long-term incentive compensation provides a reward for business success in future years and, being based on performance, is linked to shareholders’ interests. The Company’s long-term incentives are granted periodically to promote alignment of officer interests with that of shareholders. This type of award could consist of performance stock and/or stock options. Each year, the Committee determines the amount and proportion of each type of long-term incentive for each director, officer and key employee.

          The Company relies upon stock options and awards of restricted stock to compensate directors, executive officers and key employees. The Compensation Committee generally subjects option grants to a vesting schedule and establishes the exercise price as the fair market value (based on trading on the New York Stock Exchange) of the Common Stock on the date of grant. Performance stock awards are also subject to a vesting schedule. The Compensation Committee believes that these terms align the interests of the Company’s executives with those of its Shareholders.

          To determine the timing and amount of stock-based awards, the Compensation Committee considers the factors set forth under “Base Compensation” above as well as the employee’s ability to influence the Company’s future performance. The Compensation Committee also takes into account the number of outstanding and unvested options and performance shares held by an executive officer as well as the size of previous awards to such executive officer. As a result of the Company’s overall success and the contributions of the directors, executive officers and key employees, the Company awarded a total of 430,000 shares of restricted stock during 2004. Also in 2004, recurring option grants to non-employee directors totaled 25,000 shares.

     Compensation of the Chief Executive Officer

     The Compensation Committee reviews the CEO’s salary and total compensation package annually. This review process encompasses a number of factors, both quantitative and qualitative. Some of the factors considered are as follows:

•	His continued quest to increase value to the shareholders,

•	His greater policy and decision making authority,

•	His ability to attract and maintain key employees,

•	His ability to create an atmosphere of teamwork, fairness and motivation to other employees,

•	The Company’s past financial and operating results,

•	His leadership experience and individual achievements during his tenure,

•	His higher level of responsibility with respect to the strategic short-term and long-term direction of the Company, and

•	The total compensation package of those similarly situated and in comparable, peer group companies in the oil and gas exploration and production industry.

     Although the Committee does not assign any pre-determined weight to any specific factor, the Committee considers all of them relevant to the past and future success of the Company. Therefore, in June 2004, his base salary was increased to $400,000 as compared to $291,317 for the previous year. In particular, the Compensation Committee considered Mr. Callon’s leadership role in overseeing the Company’s successful restructuring of the Company’s senior unsecured credit facility, the closing of the public offering of 3.4 million shares of common stock and the implementation of an acceptable business plans for 2004 and 2005. Pursuant to the Company’s Bonus Plan, Mr. Callon also received a $100,000 cash bonus in March 2004 in recognition of his leadership role in the Company accomplishing the annual operating goals and other significant company operational accomplishments discussed above under “—Cash Bonuses.” The Committee also considered Mr. Callon’s individual efforts in promoting the success of the Company and increased shareholder value in awarding the bonuses in March 2004.

Robert A. Stanger, Chairman
Richard O. Wilson
John C. Wallace
L. Richard Flury

PERFORMANCE GRAPH

     The following graph compares the yearly percentage change for the five years ended December 31, 2004, in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return for the (i) Core Data Financial Services Industry and Market Index of SIC Group 121 (the “Core Data Group Index”) consisting of independent oil and gas companies and (ii) the NYSE Market Index. The comparison of total return on an investment for each of the periods assumes that $100 was invested on December 31, 1999 in the Company, the Core Data Group Index and the NYSE Market Index, and that all dividends were reinvested.

COMPARE 5- YEAR CUMULATIVE TOTAL RETURN
AMONG CALLON PETROLEUM COMPANY
NYSE MARKET INDEX AND COREDATA GROUP INDEX

ASSUMES $100 INVESTED ON DEC. 31, 1999
ASSUMES DIVIDEND REINVESTED
FISCAL YEAR ENDING DEC. 31, 2004

	1999	2000	2001	2002	2003	2004
Callon Petroleum Company	$100	$113	$43	$23	$70	$98
Core Data Group Index	$100	$152	$109	$101	$132	$185
NYSE Market Index	$100	$102	$93	$76	$99	$111

PROPOSAL II

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ratification of Independent Registered Public Accounting Firm

     The Board of Directors has appointed Ernst & Young LLP, independent registered public accounting firm, for the examination of the accounts and audit of the financial statements of the Company for the year ending December 31, 2005. At the Annual Meeting, the Board of Directors will present a proposal to the Shareholders to approve and ratify the engagement of Ernst & Young LLP. A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement, if he desires, and to respond to appropriate questions.

     Management recommends that the Shareholders approve and ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005. Unless otherwise indicated, all properly executed Proxies received by management will be voted for such ratification at the Annual Meeting. An adverse vote will be considered as a direction to the Audit Committee of the Board of Directors to select another registered public accounting firm in the following year.

SHAREHOLDERS’ PROPOSALS
FOR 2006 ANNUAL MEETING

     Shareholders who desire to present proposals at the 2006 Annual Meeting of Shareholders and to have proposals included in the Company’s proxy materials must submit their proposals to the Company at its principal executive offices not later than December 14, 2005. If the date of the 2006 Annual Meeting of Shareholders is changed by more than 30 days from the date of the 2005 Annual Meeting of Shareholders, the deadline for submitting proposals is a reasonable time before the Company begins to print and mail its proxy materials for its 2006 Annual Meeting of Shareholders.

     The person named in the Company’s form of proxy for the 2005 Annual Meeting will have discretionary authority to vote any proxies they hold at such meeting on any matter for which the Company does not receive notice by February 27, 2006, unless the Company changes the date of its 2006 Annual Meeting of Shareholders by more than 30 days from the date of the 2005 Annual Meeting of Shareholders, in which case such persons will be able to exercise discretionary authority if notice of the matter has not been received in a reasonable time before the Company mails its proxy materials for the 2006 Annual Meeting of Shareholders.

     If the date of the 2006 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from the date of the 2005 Annual Meeting of Shareholders, the Company shall, in a timely manner, inform Shareholders of such change, by including a notice, under Item 5, in its earliest possible quarterly report on Form 10-Q. The notice will include the new deadline for submitting proposals to be included in the Company’s proxy statement and the new date for determining whether the Company may exercise discretionary voting authority because it has not received timely notice of a matter.

     In order to avoid controversy as to the date on which the Company receives any such proposal, it is suggested that Shareholders submit their proposals by certified mail, return receipt requested, or other means that permit them to prove the date of delivery.

FINANCIAL STATEMENTS AND OTHER AVAILABLE DOCUMENTS

     Financial statements of the Company for its most recent fiscal year are contained in the 2004 Annual Report and the Company’s Report on Form 10-K. Printed copies of the Company’s Annual Report, the Company’s Annual Report on Form 10-K, Corporate Governance Principles, Code of Business Conduct and Ethics and Charters of Board Committees are available to Shareholders upon written request to the Investor Relations Department, Callon Petroleum Company, 200 North Canal Street, Natchez, Mississippi 39120. You may also view the documents on the Company’s website.

OTHER BUSINESS

     The Board of Directors does not know of any matter to be acted upon at the Annual Meeting other than those described above. If other business comes before the Annual Meeting, the persons named on the Proxy will vote the Proxy in accordance with what they consider to be in the best interests of the Company and its Shareholders.

By order of the Board of Directors

/s/ Fred L. Callon

Fred L. Callon
Chairman, President and
Chief Executive Officer

Natchez, Mississippi
April 13, 2005

CALLON PETROLEUM COMPANY
200 North Canal Street, Natchez, Mississippi 39120

Proxy Solicited on Behalf of the Board of
Directors of the Company for the Annual Meeting on May 5, 2005

     The undersigned hereby constitutes and appoints Fred L. Callon his true and lawful agent and proxy with full power of substitution in each, to represent and to vote, as designated on the reverse, all of the shares of Common Stock of Callon Petroleum Company, held of record by the undersigned on March 25, 2005 at the Annual Meeting of Shareholders to be held in the St. Louis Room of the Natchez Convention Center, 211 Main Street, Natchez, Mississippi 39120 on May 5, 2005, and at any adjournments thereof, on all matters coming before said meeting.

     IF NO DIRECTION AS TO THE MANNER OF VOTING THIS PROXY IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2 AS INDICATED ON THE REVERSE SIDE HEREOF.

     You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE) but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Proxies cannot vote your shares unless you sign and return this card.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

CALLON PETROLEUM COMPANY

May 5, 2005

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

â Please detach along perforated line and mail in the envelope provided. â

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Directors:

NOMINEES:
☐	FOR ALL NOMINEES	¡ L. Richard Flury ¡ B.F. Weatherly ¡ Richard O. Wilson

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
☐

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of Ernst & Young LLP as Company’s Independent Registered Public Accounting firm.	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY IN THE STAMPED, PRE-ADDRESSED ENVELOPE ENCLOSED.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.